Exhibit 4.1

Description of Capital Stock

The following is a brief description of the capital stock of NextGen Healthcare, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “charter”) and our Amended and Restated Bylaws (our “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. It also summarizes some relevant provisions of the Delaware General Business Corporation Law, which we refer to as “Delaware law” or “DGCL” and is subject to and qualified in its entirety by reference to the DGCL. Since the terms of our certificate of incorporation, bylaws and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law.

General

The Company is authorized to issue two classes of stock to be designated, respectively, “common stock” and “preferred stock.” The total number of shares of capital stock which the Company shall have authority to issue is 110,000,000. The total number of shares of common stock that the Company is authorized to issue is 100,000,000, having a par value of $0.01 per share, and the total number of shares of preferred stock that the Company is authorized to issue is 10,000,000, having a par value of $0.01 per share.

Common Stock

The voting, dividend, liquidation, and other rights and powers of the common stock are subject to and qualified by the rights, powers and preferences of any series of preferred stock as may be designated by the board of directors of the Company (the “board of directors”) and outstanding from time to time.

Holders of shares of our common stock are entitled to one vote per share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of our common stock shall not be entitled to vote on any amendment to our charter that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our charter or pursuant to the DGCL. The holders of our common stock do not have cumulative voting rights in the election of directors.

Subject to the rights of any holders of any outstanding series of preferred stock, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to limitations under Delaware law and the preferential rights of the holders of any outstanding shares of preferred stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and after payment in full of all amounts required to be paid to creditors and to the holders of our preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our common stock that are outstanding are fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in our charter and in the resolution or resolutions providing for the creation and issuance of such series adopted by the board of directors. Our board of directors may determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. The resolution or resolutions providing for the creation and issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law and our charter. Except as otherwise required by law, holders of any series of preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted by our charter.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.